Exhibit 8.2
Form of Legal Opinion of Snell & Wilmer, LLP as to Tax Matters

, 2002

Category 5 Technologies, Inc.
2755 East Cottonwood Parkway, 4th Floor
Salt Lake City, Utah 84121

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of Category 5 Technologies, Inc., a Nevada corporation (“Category 5”), with and into MindArrow Acquisition Corp. (“Merger Sub”), a Delaware corporation and direct wholly-owned subsidiary of MindArrow Systems, Inc., a Delaware corporation (“MindArrow”).

         In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of July 12, 2002, as amended effective August 9, 2002 (the “Merger Agreement”), among Category 5, MindArrow and Merger Sub, the Proxy Statement (the “Proxy Statement”) filed by Category 5 with the Securities and Exchange Commission (the “SEC”) and the Registration Statement on Form S-4, as filed by MindArrow with the SEC on September 16, 2002, in which the Proxy Statement is included as a prospectus (with all amendments thereto, the “Registration Statement”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Category 5 and MindArrow.

         Our opinion set forth below assumes, in each case as of the consummation of the Merger, (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement, and (3) the accuracy of (i) the representations made by MindArrow and Merger Sub which are set forth in the certificate delivered to us by MindArrow, dated the date hereof, and (ii) the representations made by Category 5 which are set forth in the certificate to us by Category 5, dated the date hereof.

         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

(i)	the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(ii)	each of MindArrow, Merger Sub and Category 5 will be a party to the reorganization within the meaning of Section 368(b) of the Code.

         Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any change or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         We hereby consent to the inclusion of this opinion regarding certain federal income tax consequences of the Merger in the MindArrow Systems, Inc. Registration Statement on Form S-4, Amendment No. 1, as filed with the Securities and Exchange Commission on September 16, 2002.

Very truly yours,

SNELL & WILMER L.L.P.